UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 2)*
SOMAXON PHARMACEUTICALS, INC.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
834453 10 2
(CUSIP Number)
December 31, 2008
(Date of Event Which Requires Filing of This Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐       Rule 13d-1(b)

☐       Rule 13d-1(c)

☑       Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	834453 10 2

1	NAME OF REPORTING PERSONS MPM BioVentures III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		188,101

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		188,101

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	188,101

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	834453 10 2

1	NAME OF REPORTING PERSONS MPM BioVentures III-QP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		2,797,421

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		2,797,421

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,797,421

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	15.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	834453 10 2

1	NAME OF REPORTING PERSONS MPM BioVentures III Parallel Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		84,502

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		84,502

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	84,502

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	834453 10 2

1	NAME OF REPORTING PERSONS MPM BioVentures III GmbH & Co. Beteiligungs KG

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany

	5	SOLE VOTING POWER

NUMBER OF		236,394

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		236,394

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	236,394

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	834453 10 2

1	NAME OF REPORTING PERSONS MPM Asset Management Investors 2005 BVIII LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		49,551

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		49,551

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	49,551

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	834453 10 2

1	NAME OF REPORTING PERSONS MPM BioVentures III GP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,306,418*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		3,306,418*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,306,418*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	17.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
* The shares are held as follows: 2,797,421 by MPM BioVentures III-QP, L.P. (“BV III QP”); 188,101 by MPM BioVentures III, L.P. (“BV III”); 84,502 by MPM BioVentures III Parallel Fund, L.P. (“BV III PF”); and 236,394 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV III KG”). The Reporting Person is the direct general partner of BV III, BV III QP, BV III PF and BV III KG.

CUSIP No.	834453 10 2

1	NAME OF REPORTING PERSONS MPM BioVentures III LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,306,418*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		3,306,418*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,306,418*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	17.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
* The shares are held as follows: 2,797,421 by BV III QP; 188,101 by BV III; 84,502 by BV III PF; and 236,394 by BV III KG. The Reporting Person the indirect general partner of BV III, BV III QP, BV III PF and BV III KG.

CUSIP No.	834453 10 2

1	NAME OF REPORTING PERSONS Ansbert Gadicke

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,355,969*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		3,355,969*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,355,969*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	18.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* The shares are held as follows: 2,797,421 by BV III QP; 188,101 by BV III; 49,551 by MPM Asset Management Investors 2005 BVIII LLC (“BV AM LLC”); 84,502 by BV III PF; and 236,394 by BV III KG. MPM BioVentures III GP, L.P. (“BV III GP”) and MPM BioVentures III LLC (“BV III LLC”) are the direct and indirect general partners of BV III, BV III QP, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC and a manager of BV AM LLC. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

CUSIP No.	834453 10 2

1	NAME OF REPORTING PERSONS Luke Evnin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,355,969*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		3,355,969*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,355,969*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	18.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* The shares are held as follows: 2,797,421 by BV III QP; 188,101 by BV III; 49,551 by BV AM LLC; 84,502 by BV III PF; and 236,394 by BV III KG. BV III GP and BV III LLC are the direct and indirect general partners of BV III, BV III QP, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC and a manager of BV AM LLC. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

CUSIP No.	834453 10 2

1	NAME OF REPORTING PERSONS Nicholas Galakatos

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,355,969*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		3,355,969*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,355,969*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	18.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* The shares are held as follows: 2,797,421 by BV III QP; 188,101 by BV III; 49,551 by BV AM LLC; 84,502 by BV III PF; and 236,394 by BV III KG. BV III GP and BV III LLC are the direct and indirect general partners of BV III, BV III QP, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC and a manager of BV AM LLC. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

CUSIP No.	834453 10 2

1	NAME OF REPORTING PERSONS Michael Steinmetz

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,355,969*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		3,355,969*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,355,969*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	18.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* The shares are held as follows: 2,797,421 by BV III QP; 188,101 by BV III; 49,551 by BV AM LLC; 84,502 by BV III PF; and 236,394 by BV III KG. BV III GP and BV III LLC are the direct and indirect general partners of BV III, BV III QP, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC and a manager of BV AM LLC. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

CUSIP No.	834453 10 2

1	NAME OF REPORTING PERSONS Kurt Wheeler

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		88,333*

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,355,969**

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		88,333*

WITH:	8	SHARED DISPOSITIVE POWER

3,355,969**

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,444,302* **

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

18.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
* Includes 88,333 shares issuable pursuant to exercisable options within 60 days of December 31, 2008.
** The shares are held as follows: 2,797,421 by BV III QP; 188,101 by BV III; 49,551 by BV AM LLC; 84,502 by BV III PF; and 236,394 by BV III KG. BV III GP and BV III LLC are the direct and indirect general partners of BV III, BV III QP, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC and a manager of BV AM LLC. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

CUSIP No.	834453 10 2

1	NAME OF REPORTING PERSONS Nicholas Simon III

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,355,969*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		3,355,969*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,355,969*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	18.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* The shares are held as follows: 2,797,421 by BV III QP; 188,101 by BV III; 49,551 by BV AM LLC; 84,502 by BV III PF; and 236,394 by BV III KG. BV III GP and BV III LLC are the direct and indirect general partners of BV III, BV III QP, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC and a manager of BV AM LLC. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

CUSIP No.	834453 10 2

1	NAME OF REPORTING PERSONS Dennis Henner

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,355,969*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		3,355,969*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,355,969*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	18.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* The shares are held as follows: 2,797,421 by BV III QP; 188,101 by BV III; 49,551 by BV AM LLC; 84,502 by BV III PF; and 236,394 by BV III KG. BV III GP and BV III LLC are the direct and indirect general partners of BV III, BV III QP, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC and a manager of BV AM LLC. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

Item 1.
(a)	Name of Issuer
Somaxon Pharmaceuticals, Inc.
(b)	Address of Issuer’s Principal Executive Offices
3721 Valley Centre Drive, Suite 500
San Diego, CA 92130
Item 2.
(a)	Name of Person Filing
MPM BioVentures III, L.P.
MPM BioVentures III-QP, L.P.
MPM BioVentures III Parallel Fund, L.P.
MPM BioVentures III GmbH & Co. Beteiligungs KG
MPM Asset Management Investors 2005 BVIII LLC
MPM BioVentures III GP, L.P.
MPM BioVentures III LLC
Ansbert Gadicke
Luke Evnin
Nicholas Galakatos
Michael Steinmetz
Kurt Wheeler
Nicholas Simon III
Dennis Henner
(b)	Address of Principal Business Office or, if none, Residence
c/o MPM Capital L.P.
The John Hancock Tower
200 Clarendon Street, 54th Floor
Boston, MA 02116
(c)	Citizenship
All entities were organized in Delaware except MPM BioVentures III GmbH & Co. Beteiligungs
KG, which was organized in Germany. The individuals are all United States citizens.
(d)	Title of Class of Securities
Common Stock
(e)	CUSIP Number
834453 10 2

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable

Item 4.	Ownership
(a)	Amount Beneficially Owned:

MPM BioVentures III, L.P.	188,101
MPM BioVentures III-QP, L.P.	2,797,421
MPM BioVentures III Parallel Fund, L.P.	84,502
MPM BioVentures III GmbH & Co. Beteiligungs KG	236,394
MPM Asset Management Investors 2005 BVIII LLC	49,551
MPM BioVentures III GP, L.P.	3,306,418	(1)
MPM BioVentures III LLC	3,306,418	(2)
Ansbert Gadicke	3,355,969	(3)
Luke Evnin	3,355,969	(3)
Nicholas Galakatos	3,355,969	(3)
Michael Steinmetz	3,355,969	(3)
Kurt Wheeler	3,444,302	(3)(4)
Nicholas Simon III	3,355,969	(3)
Dennis Henner	3,355,969	(3)

Percent of Class:

MPM BioVentures III, L.P.	1.0%
MPM BioVentures III-QP, L.P.	15.2%
MPM BioVentures III Parallel Fund, L.P.	0.5%
MPM BioVentures III GmbH & Co. Beteiligungs KG	1.3%
MPM Asset Management Investors 2005 BVIII LLC	0.3%
MPM BioVentures III GP, L.P.	17.9%
MPM BioVentures III LLC	17.9%
Ansbert Gadicke	18.2%
Luke Evnin	18.2%
Nicholas Galakatos	18.2%
Michael Steinmetz	18.2%
Kurt Wheeler	18.6%
Nicholas Simon III	18.2%
Dennis Henner	18.2%

(b)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote

MPM BioVentures III, L.P.	188,101
MPM BioVentures III-QP, L.P.	2,797,421
MPM BioVentures III Parallel Fund, L.P.	84,502
MPM BioVentures III GmbH & Co. Beteiligungs KG	236,394
MPM Asset Management Investors 2005 BVIII LLC	49,551
MPM BioVentures III GP, L.P.	0
MPM BioVentures III LLC	0
Ansbert Gadicke	0
Luke Evnin	0
Nicholas Galakatos	0
Michael Steinmetz	0
Kurt Wheeler	88,333	(4)
Nicholas Simon III	0
Dennis Henner	0
(ii)	Shared power to vote or to direct the vote

MPM BioVentures III, L.P.	0
MPM BioVentures III-QP, L.P.	0
MPM BioVentures III Parallel Fund, L.P.	0
MPM BioVentures III GmbH & Co. Beteiligungs KG	0
MPM Asset Management Investors 2005 BVIII LLC	0
MPM BioVentures III GP, L.P.	3,306,418	(1)
MPM BioVentures III LLC	3,306,418	(2)
Ansbert Gadicke	3,355,969	(3)
Luke Evnin	3,355,969	(3)
Nicholas Galakatos	3,355,969	(3)
Michael Steinmetz	3,355,969	(3)
Kurt Wheeler	3,355,969	(3)
Nicholas Simon III	3,355,969	(3)
Dennis Henner	3,355,969	(3)

(iii)	Sole power to dispose or to direct the disposition of

MPM BioVentures III, L.P.	188,101
MPM BioVentures III-QP, L.P.	2,797,421
MPM BioVentures III Parallel Fund, L.P.	84,502
MPM BioVentures III GmbH & Co. Beteiligungs KG	236,394
MPM Asset Management Investors 2005 BVIII LLC	49,551
MPM BioVentures III GP, L.P.	0
MPM BioVentures III LLC	0
Ansbert Gadicke	0
Luke Evnin	0
Nicholas Galakatos	0
Michael Steinmetz	0
Kurt Wheeler	88,333	(4)
Nicholas Simon III	0
Dennis Henner	0
(iv)	Shared power to dispose or to direct the disposition of

MPM BioVentures III, L.P.	0
MPM BioVentures III-QP, L.P.	0
MPM BioVentures III Parallel Fund, L.P.	0
MPM BioVentures III GmbH & Co. Beteiligungs KG	0
MPM Asset Management Investors 2005 BVIII LLC	0
MPM BioVentures III GP, L.P.	3,306,418	(1)
MPM BioVentures III LLC	3,306,418	(2)
Ansbert Gadicke	3,355,969	(3)
Luke Evnin	3,355,969	(3)
Nicholas Galakatos	3,355,969	(3)
Michael Steinmetz	3,355,969	(3)
Kurt Wheeler	3,355,969	(3)
Nicholas Simon III	3,355,969	(3)
Dennis Henner	3,355,969	(3)

(1)	The shares are held as follows: 2,797,421 by BV III QP; 188,101 by BV III; 84,502 by BV III PF; and 236,394 by BV III KG. The Reporting Person is the direct general partner of BV III, BV III QP, BV III PF and BV III KG.

(2)	The shares are held as follows: 2,797,421 by BV III QP; 188,101 by BV III; 84,502 by BV III PF; and 236,394 by BV III KG. The Reporting Person is the indirect general partner of BV III, BV III QP, BV III PF and BV III KG.

(3)	The shares are held as follows: 2,797,421 by BV III QP; 188,101 by BV III; 49,551 by BV AM LLC; 84,502 by BV III PF; and 236,394 by BV III KG. BV III GP and BV III LLC are the direct and indirect general partners of BV III, BV III QP, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC and a manager of BV AM LLC. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

(4)	Includes 88,333 shares issuable pursuant to exercisable options within 60 days of December 31, 2008.

Item 5.	Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
     Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
     Not Applicable

Item 8.	Identification and Classification of Members of the Group
     Not Applicable

Item 9.	Notice of Dissolution of a Group
     Not Applicable

Item 10.	Certifications
     Not Applicable

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 11, 2009

MPM BIOVENTURES III, L.P.		MPM BIOVENTURES III-QP, L.P.

By:	MPM BioVentures III GP, L.P.,	By:	MPM BioVentures III GP, L.P.,
	its General Partner		its General Partner

By:	MPM BioVentures III LLC,	By:	MPM BioVentures III LLC,
	its General Partner		its General Partner

By:	/s/ Luke Evnin	By:	/s/ Luke Evnin
	Name: Luke Evnin		Name: Luke Evnin
	Title: Series A Member		Title: Series A Member

MPM BIOVENTURES III PARALLEL FUND, L.P.		MPM BIOVENTURES III GMBH & CO. BETEILIGUNGS KG

By:	MPM BioVentures III GP, L.P.,	By:	MPM BioVentures III GP, L.P.,
	its General Partner		in its capacity as the Managing Limited Partner

By:	MPM BioVentures III LLC,	By:	MPM BioVentures III LLC,
	its General Partner		its General Partner

By:	/s/ Luke Evnin	By:	/s/ Luke Evnin

	Name: Luke Evnin		Name: Luke Evnin
	Title: Series A Member		Title: Series A Member

MPM ASSET MANAGEMENT INVESTORS 2005 BVIII LLC		MPM BIOVENTURES III GP, L.P.

By:	/s/ Luke Evnin	By:	MPM BioVentures III LLC,
	Name: Luke Evnin		its General Partner
Title: Manager
By:		By:	/s/ Luke Evnin
	MPM BIOVENTURES III LLC		Name: Luke Evnin
Title: Series A Member
By:	/s/ Luke Evnin
	Name: Luke Evnin	By:	/s/ Ansbert Gadicke
	Title: Series A Member		Name: Ansbert Gadicke

By:	/s/ Luke Evnin	By:	/s/ Nicholas Galakatos
	Name: Luke Evnin		Name: Nicholas Galakatos

By:	/s/ Michael Steinmetz	By:	/s/ Kurt Wheeler

	Name: Michael Steinmetz		Name: Kurt Wheeler

By:	/s/ Nicholas Simon III	By:	/s/ Dennis Henner

	Name: Nicholas Simon III		Name: Dennis Henner
EXHIBITS
A: Joint Filing Agreement